Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), is made and entered into as of November 10, 2026 (the “Agreement Date”), by and between Ethan Allen Interiors, Inc. (the “Company”) and its wholly owned subsidiary, Ethan Allen Global, Inc. (the “Subsidiary”) and Stefanie Ward (the “Executive”, and together with the Company and the Subsidiary, the “Parties”) and shall become effective on November 9 (the “Effective Date”)

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

1.    Employment. The Company hereby agrees to employ the Executive in the position of Interim Chief Executive Officer of the Company and the Subsidiary and the Executive, in such capacity, agrees to the terms and conditions hereinafter set forth.

(a)    Performance of Duties. The Executive agrees, during the Term, to devote her full-time energy and talents in serving as Interim Chief Executive Officer (“CEO”) of the Company and the Subsidiary in the best interests of both entities, and to perform the duties assigned to her by the Company’s Board of Directors (the “Board”), faithfully, efficiently and in a professional manner. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of CEO of a substantial, publicly traded corporation.   Executive agrees that she shall, not, without the written approval of the Board (i) serve as or be a consultant to or Executive, officer, agent or director of any Company, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations); or (ii) have more than a ten percent (10%) ownership interest in any enterprise other than the Company if such ownership interest would reasonably be expected to have a material adverse effect upon the ability of the Executive to perform her duties hereunder; provided that Executive shall be permitted to continue her roles with Uplift Education, Dara Kennedy/Ayla, and Conce so long as such roles do not interfere with or otherwise breach this Agreement.

2.    Compensation. During the Term, the Company shall provide the following compensation to the Executive for her services hereunder:

(a)    Salary. Company shall pay Executive a base salary of $75,000 per month (the “Base Salary”), less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices.

(b)    Term Bonus. During the Initial Term, Executive shall be eligible to receive a cash bonus with a target amount of $150,000 and a maximum amount of $250,000 (the “Term Bonus,”) in each case less applicable taxes and withholdings, based on the achievement of performance criteria/metrics established by the Board in consultation with Executive within 45 days after the Effective Date. The Term Bonus shall be paid within 30 days after the expiration of the Term.

(c)    Equity Grant. During the Initial Term, Executive shall receive a grant (the “Equity Grant”) of Restricted Stock Units (as defined in the Company’s Stock Incentive Plan dated September 30, 2015, as amended and modified from time to time, the “Plan”) with a total value of $200,000 and subject to the terms of the Plan and a stock unit agreement. The Equity Grant shall be 50% vested on the date of grant and the remaining 50% shall, subject to Executive’s continuous employment, vest upon successful conclusion of the Term.

(d)    Benefits; Vacation; Perquisites. The Executive shall be eligible to participate in the Company’s group medical, dental and 401(k) plans on such terms as provided by those plans and Company policy; provided that, if Executive declines medical coverage under the Company’s plan, she may receive reimbursement for medical insurance in an amount up to $2,000 per month. The Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy and other benefits and perquisites on substantially the same terms and conditions as are extended to executives of the Company generally, at levels commensurate with Executive’s position.

(e)    Policies and Reimbursement.

(i)    Executive shall comply with all Company policies applicable to senior executives, as in effect from time to time, including the Company's Insider Trading Policy, Code of Business Conduct and Ethics, stock ownership guidelines, and policies prohibiting hedging, pledging, or short sales of Company securities. Executive shall timely make all filings required of her under Section 16 of the Exchange Act. The Company shall provide reasonable administrative assistance with those filings.

(ii)    Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Term in the performance of her services under this Agreement in accordance with the Company’s reimbursement policy and to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Company. In order that the Company reimburse the Executive for such allowable expenses, the Executive shall furnish to the Company, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

(f)    Indemnification. The Company shall procure and keep in effect Director's and Officer's ("D&O") Liability insurance coverage ("D&O Coverage") throughout the Term and any Renewal Term(s), and Executive will be eligible to receive all benefits provided thereunder, with the policy listing Executive as an insured. Such D&O insurance shall be procured in an amount not less than the current coverage amount in effect as of the execution of this Agreement, and in any event no less advantageous than that which is in effect for other directors and officers of the Company. The Company further agrees to indemnify and hold harmless Executive (which shall include any of her legal representatives) to the fullest extent authorized by law, from and against any expenses (including reasonable fees and costs of counsel, accountants and other experts), judgments, fines, liabilities, losses and amounts reasonably incurred by Executive in connection with any threatened, pending or completed action, suit, claim or proceeding (hereinafter, a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and whether or not the cause of such Proceeding occurred before or after the date of this Agreement. Executive shall not settle any matter for which Executive has sought or intends to seek indemnification hereunder without first attempting to obtain any approval required with respect to such settlement by the insurance carrier of any applicable D&O Coverage. If Executive seeks such approval, but such approval is not granted by such insurance carrier, Executive shall be entitled to indemnification from the Company to the fullest extent provided by such D&O Coverage or to the fullest extent otherwise provided by this Agreement, whichever shall be greater. The provision of D&O Coverage by an insurance carrier at the expense of the Company or the failure to so provide D&O Coverage shall in no way limit or diminish the obligation of the Company to indemnify Executive, which obligation shall be absolute, provided that any amounts actually recovered by Executive from the insurance carrier providing D&O Coverage shall be applied in reduction of amounts otherwise owing by the Company by reason of its indemnification under this Agreement.

3.    Term. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect for six (6) months (the “Initial Term”) unless earlier terminated as otherwise provided in Section 4 below. The Initial Term shall automatically renew for additional one (1) month periods (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless earlier terminated as otherwise provided in Section 4 below or either party provides written notice of its intention not to renew at least two (2) weeks before the expiration of the Term. Notwithstanding the above, Executive acknowledges and agrees that Executive’s employment status is that of an employee-at-will and that Executive’s employment may be terminated by either Executive or the Company at any time with or without Cause, subject to the obligations provided in Section 4 and 5 below.

4.    Termination.

(a)    Termination at the Company’s Election.

(i)    For Cause. At the election of the Company, Executive’s employment and this Agreement may be terminated for Cause immediately upon written notice to Executive. Whether or not such breach has been cured will be determined in the reasonable judgment of the Board. For purposes of this Agreement, Cause shall mean Executive engages in any of the following: (A) dishonesty, willful misconduct or fraud in connection with the performance of her duties or obligations in any way related to the business and operations of the Company and/or Subsidiary; (B) improper disclosure of the Company’s confidential or proprietary information; (C) knowingly providing false representations to the Company, Subsidiary, or the Board, which are relied upon by the Company or Subsidiary in furnishing information to accountants or creditors or in public filing; (D) material breach of any obligations under any agreement with the Company, including this Agreement, or material Company policy, (E) material and willful failure to perform to the reasonable satisfaction of the Board her duties or responsibilities as described in this Agreement or as assigned or delegated to her the Board or failure to obey specific directions of the Board, after written notice from the Company to the Executive of, and a 30-day opportunity to cure, such failure, refusal or inability; (F) the Executive’s material violation of the Company’s written policies; or (G) the Executive’s conviction (including any plea of guilty or no contest) of any felony or crime involving moral turpitude.

(ii)    Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment and this Agreement may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of her job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon two (2) weeks’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b)    Termination by Executive. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate her employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 10 (“Voluntary Resignation”).

5.    Payments Upon Termination of Employment.

(a)    Termination for Cause or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) her Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s written policies; and (iii) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(b)    Termination for Death or Disability. If Executive’s employment is terminated by the Company for Death or Disability, in addition to the Accrued Obligation, the Company shall pay to Executive or her estate, the Base Salary for the remainder of Term and a prorated Term Bonus, based on the number of weeks during the Term worked by Executive, calculated at the target amount and paid at the time such Term Bonus would have otherwise been paid. Payments under this Section are conditioned on Executive's (or her estate’s) execution of a separation agreement and general release in a form satisfactory to the Company, which release becomes effective and irrevocable within sixty (60) days after the date of termination, and Executive's continued compliance with Sections 6 and 7.

(c)    Termination Without Cause. If the Company terminates Executive’s employment Without Cause during the Initial Term, the Company shall pay to Executive the Accrued Obligations and a severance payment equal to a prorated Term Bonus, based on the number of weeks during the Term worked by Executive, calculated at the target amount and paid at the time such Term Bonus would have otherwise been paid. Payment of any severance under this Section is conditioned on Executive's execution of a separation agreement and general release in a form satisfactory to the Company, which release becomes effective and irrevocable within sixty (60) days after the date of termination, and Executive's continued compliance with Sections 6 and 7. The release shall not waive (i) rights to indemnification or D&O coverage, (ii) vested benefits, or (iii) rights under this Agreement that survive termination.

All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments under this Section 5(b) shall immediately cease should Executive materially violate any of the obligations set forth in Sections 6 and 7 below.

6.    Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business; (ii) the Executive’s work for the Company will bring her into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a)    Confidential Information.

(i)    Executive understands that during her employment and under this Agreement, she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information in the good faith performance of her duties for the Company. Executive’s obligations under this Employment Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that she first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(ii)    During Executive’s employment, upon the Company’s request, or upon the termination of her employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, client information and lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in her possession, custody or control.

(iii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(iv)    Protected Activity. Nothing in this Agreement or any other agreement with the Company prohibits or restricts Executive from (i) filing a charge or complaint with, communicating with, or providing information to the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state or local governmental agency, without notice to the Company; (ii) receiving an award for information provided to any governmental agency; (iii) testifying truthfully in any legal proceeding; or (iv) discussing or disclosing information about unlawful acts in the workplace, to the extent such rights cannot be waived under applicable law.

(b)    Non-Solicitation. During the Term and for a period of six (6) months after employment (the “Restricted Period”), Executive agrees that she shall not directly or indirectly:

(i)    solicit, hire, or recruit for her own benefit or the benefit of any other person, or so attempt to solicit, hire, or recruit, any employee of the Company or any employee who has been employed by the Company in the six months before the Executive’s last day of employment, or induce any such employee to terminate their employment

(ii)    solicit, divert or take away, or accept the business or patronage of any of the clients, customers or accounts of the Company or any former or prospective clients or customers of the Company with whom the Executive interacted or about whom the Executive received Confidential Information.

(c)    Non-Competition. During the Restricted Period, Executive agrees that she shall not engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a 5% equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business the Company or the Subsidiary was actively conducting during the Term.

(d)    Executive agrees that if the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7.    Representations, Warranties and Covenants of the Executive.

(a)    No Restrictive Covenants. Executive represents and warrants to the Company that she is not subject to any agreement restricting her ability to enter into this Agreement and fully carry out her duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

(b)    Assignment of Intellectual Property.

(i)    Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others at any time during her employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights she has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from her work at the Company.

(ii)    In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(iii)    Executive agrees to reasonably cooperate with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

8.    Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropri‐ate equitable remedy without bond or other security being required.

9.    Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing.

10.    Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Executive, at the address on file with the Company.

(b)	to the Company addressed as follows:

Ethan Allen Interiors Inc.

25 Lake Avenue Ext.

Danbury, Connecticut 06811-5286

Attn: Chairman, Compensation Committee

11.    Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

12.    Cooperation. During and after the Term, Executive shall reasonably cooperate with the Company or the Subsidiary in any internal investigation, administrative, regulatory or judicial proceeding, or transition matter relating to her period of employment, subject to her other reasonable commitments.

13.    409A Compliance. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Executive is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 13, would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

14.    Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 6 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Executive) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require to make a determination under this Section 14, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 14.

15.    Clawback. All incentive-based compensation paid or granted to Executive under this Agreement, the Plan or otherwise, including the Term Bonus and the Equity Grant, shall be subject to forfeiture, recovery and reimbursement under (i) the Company's compensation recovery policy adopted under Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10D-1 thereunder and the applicable listing standards of the national securities exchange on which the Company's securities are listed, as in effect from time to time; (ii) any other clawback policy the Company adopts that applies to senior executives generally; and (iii) Section 304 of the Sarbanes-Oxley Act of 2002. Executive agrees to promptly repay or return any such compensation as required, and authorizes the Company to offset any amount owed against other amounts payable to Executive to the extent permitted by Section 409A. Recovery under this Section shall not constitute a termination Without Cause, and the Company shall not indemnify or insure Executive against any such recovery.

16.    Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment. Sections 5, 6, 7, 11-18 of this Agreement shall survive the termination of this Agreement.

17.    Applicable Law; Arbitration. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Connecticut. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against you or that you may have against the Company, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures applicable at the time the arbitration is commenced (“JAMS Rules”). A copy of the current version of the JAMS Rules will be made available to you upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in Fairfield County, CT and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.

18.    Assignment; Successors and Assigns, etc. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

19.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Executive, the Company, and the Subsidiary have executed this Agreement as of the Agreement Date.

EXECUTIVE

/s/ Stefanie Ward

Stefanie Ward

ETHAN ALLEN INTERIORS INC.

By: /s/ Kris Miller

ETHAN ALLEN GLOBAL, INC.

By: /s/ Kris Miller